Exhibit 5.1
JONES DAY
NORTH POINT   •   901 LAKESIDE AVENUE   •   CLEVELAND, OHIO 44114-1190
TELEPHONE: (216) 586-3939   •   FACSIMILE: (216) 579-0212

May 20, 2008
PolyOne Corporation
33587 Walker Road
Avon Lake, Ohio 44012

Re:	$80,000,000 8.875% Senior Notes Due 2012 of PolyOne Corporation

Ladies and Gentlemen:
     We have acted as counsel for PolyOne Corporation, an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”), which relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $80,000,000 aggregate principal amount of 8.875% Senior Notes due 2012 of the Company (the “Exchange Notes”) for an equal principal amount of 8.875% Senior Notes due 2012 of the Company, originally issued on April 10, 2008, outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, as supplemented, dated as of April 23, 2002 (the “Indenture”), by and between the Company and The Bank of New York Trust Company, N.A., as successor trustee (the “Trustee”).
     In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Exchange Notes, when they are executed by the Company, authenticated by the Trustee in accordance with the Indenture and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will be validly issued by the Company and will constitute valid and binding obligations of the Company.
     The opinion set forth above is subject to the following limitations, qualifications and assumptions:
     For purposes of the opinion expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.
     The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or

JONES DAY
PolyOne Corporation
May 20, 2008

affecting creditors’ rights generally, and by general equitable principles, whether such principles are considered in a proceeding at law or at equity.
     The opinion expressed herein is limited to the federal securities laws of the United States of America, the laws of the State of New York and the laws of the State of Ohio, in each case as currently in effect, and we express no opinion with respect to the effect of the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.
Very truly yours,